Please Reply to Alfred V. Greco E-mail: agreco@sggllp.com
EXHIBIT 5

July 14, 2005

VIA E-MAIL

Bovie Medical Corporation
734 Walt Whitman Rd.
Melville, NY 11747

Re:  Bovie Medical Corporation (“Bovie”)
Form S-3, as amended
3,000,000 Shares of Common Stock

Gentlemen:

This office has been requested to provide an opinion regarding legality of 3,000,000 shares of common stock of Bovie Medical Corporation being registered on Form S-3, as amended. The securities being registered are those of certain selling stockholders listed in the Registration Statement. In this connection we have examined corporate records and minutes, related agreements between Bovie and others, agreement among the Selling Stockholders and with former shareholder, and related documents including records of certain court proceedings pertaining to the securities being registered.

Based upon the foregoing we are of the opinion that the 3,000,000 shares which are the subject of a Form S-3 Registration Statement, when sold, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of our name and all references to our firm in the prospectus and registration statement as amended relating to the foregoing.

SIERCHIO GRECO & GRECO

By: /S/ Alfred V. Greco___________
Alfred V. Greco
AVG/fa